McLAUGHLIN & COURSON
                       CERTIFIED PUBLIC ACCOUNTANTS
                       2002 LAW & FINANCE BUILDING
                          PITTSBURGH, PA 15219

                               412/261-0630
                            FAX 412/261-3582

                        INDEPENDENT AUDITORS' REPORT

To the Partners
Atlas-Energy for the Nineties-Public #4 Ltd.
A Pennsylvania Limited Partnership

We have audited the accompanying balance sheets of Atlas-Energy for the Nineties-Public #4 Ltd., A
Pennsylvania Limited Partnership as of December 31, 1997 and 1996 and the related statements of income and changes in partners' capital accounts and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlas-Energy for the Nineties-Public #4 Ltd., A
Pennsylvania Limited Partnership as of December 31, 1997 and 1996 and the results of its operations, changes in partners' capital accounts and cash flows for the years then ended in conformity with generally accepted accounting principles.

Pittsburgh, Pennsylvania
February 10, 1998

                              BALANCE SHEETS
                 ATLAS-ENERGY FOR THE NINETIES-PUBLIC #4 LTD.
                    A PENNSYLVANIA LIMITED PARTNERSHIP

                                ASSETS

                                                    DECEMBER 31,
                                                 1997         1996
                                              ---------    ---------
Cash                                         $ 121,961     $ 204,711
Accounts receivable                            189,144       312,953
Accounts receivable Managing General Partner         0        34,584
Oil and gas wells and leases                 7,322,715     7,331,715
Less accumulated depletion and depreciation (1,519,648)     (869,814)
                                            -----------    ----------
                                             5,803,067     6,461,901
Organizational and syndication costs, net of
 accumulated amortization of $217,496
 and $124,416 respectively                     831,207       924,287
                                            -----------    ----------
                                            $6,945,379    $7,938,436
                                            ===========   ===========

          LIABILITIES AND PARTNERS' CAPITAL

Accounts payable                              $ 14,589      $ 25,069
Partners' capital                            6,930,790     7,913,367
                                            -----------   -----------
                                            $6,945,379    $7,938,436
                                            ===========   ===========


            STATEMENT OF INCOME AND CHANGES IN PARTNERS CAPITAL
                        YEAR ENDED DECEMBER 31, 1997


                                         MANAGING
                                         GENERAL      OTHER
                                         PARTNER     PARTNERS    TOTAL
                                         --------   ---------   -------

REVENUE
     Natural gas sales                  $ 273,679   $821,038  $1,094,717

     Less direct operating costs:
          Royalty interests                34,353    103,060     137,413
          Other                            34,300    102,901     137,201
                                        ---------   --------  ----------
                                           68,653    205,961     274,614
                                        ---------   --------  ----------

Net production revenues                   205,026    615,077     820,103
Interest income                             1,086      3,259       4,345

EXPENSES
     Depletion and depreciation of oil and
          gas wells and leases             32,838    616,996     649,834
     Amortization of organizational
          and syndication costs            93,080          0      93,080
     General and administrative             9,944     29,831      39,775
                                        ---------   --------   ---------
                TOTAL EXPENSE             135,862    646,827     782,689
                                        ---------   --------   ---------
                NET INCOME (LOSS)          70,250    (28,491)     41,759

Capital accounts at beginning of year   1,378,492  6,534,875   7,913,367
Distributions                            (235,794)  (788,542) (1,024,336)
                                        ---------  ---------   ---------
                                       $1,212,948 $5,717,842  $6,930,790
                                       ========== ==========  ==========
See notes to financial statements

                ATLAS-ENERGY FOR THE NINETIES-PUBLIC #4 LTD.
                   A PENNSYLVANIA LIMITED PARTNERSHIP
                      YEAR ENDED DECEMBER 31, 1996

                                      MANAGING
                                      GENERAL         OTHER
                                      PARTNER        PARTNERS     TOTAL
                                     ---------     -----------  --------
REVENUE
     Natural gas sales               $ 334,832     $1,004,495  $1,339,327
     Less direct operating costs:
          Royalty interests             41,889        125,668     167,557
          Other                         31,293         93,878     125,171
                                     ---------     ----------- ----------
                                        73,182        219,546     292,728
                                     ---------     ----------- ----------
Net production revenues                261,650        784,949   1,046,599

EXPENSES
     Depletion and depreciation of
       oil and gas wells and leases     43,893        825,921     869,814
     Amortization of organizational
       and syndication costs           124,416              0     124,416
     General and administrative          8,849         26,547      35,396
                                     ---------     ----------- ----------
               TOTAL EXPENSE           177,158        852,468   1,029,626
                                     ---------     ----------- ----------
               NET INCOME (LOSS)        84,492        (67,519)     16,973
Capital accounts at beginning of year1,423,652      7,005,664   8,429,316
Distributions                         (129,652)      (403,270)   (532,922)
                                     ---------     ----------- ----------
                                    $1,378,492     $6,534,875  $7,913,367
                                    ==========     ==========  ==========


                         STATEMENTS OF CASH FLOWS

                                                         YEAR ENDING
                                                         DECEMBER 31,
                                                       1997        1996
                                                    ---------   ---------
Cash flows from operating activities:
 Net income                                          $ 41,759    $ 16,973
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depletion and depreciation of oil and
    gas wells and leases                              649,834     869,814
   Amortization                                        93,080     124,416
   Decrease (increase) in accounts receivable         123,809    (312,953)
  (Decrease) increase in accounts payable             (10,480)     25,069
                                                     ---------  ----------
    Net cash provided by operating activities         898,002     723,319

Cash flows from investing activities:
  Refund of unused drilling funds                       9,000           0
  Accounts receivable - Managing General Partner       34,584           0
                                                      ---------  ---------
   Net cash proceeds by investing activities           43,584           0

Cash flows from financing activities:
  Capital distributions                            (1,024,336)   (532,922)
                                                   -----------  ----------

Net (decrease) increase in cash                       (82,750)    190,397
Cash at beginning of year                             204,711      14,314
                                                   -----------  ----------
Cash at end of year                                 $ 121,961   $ 204,711
                                                   ===========  ==========

Supplemental cash flow information:
 Accounts receivable from Managing General Partner for
  adjustments to assets contributed                       $ 0    $ 34,584
                                                    ==========  ==========

See notes to financial statements

                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------

1. ORGANIZATION AND DESCRIPTION OF BUSINESS
-------------------------------------------
  Atlas-Energy for the Nineties-Public #4 Ltd. ("the partnership"), is a Pennsylvania limited partnership which includes Atlas Resources, Inc. ("Atlas"), of Pittsburgh,
Pennsylvania, as Managing General Partner and Operator, and 326 other investors as either Limited Partners or Investor
General Partners. The Partnership was funded to drill and operate gas wells located primarily in southeastern Mercer and Venango Counties, Pennsylvania.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------
  Financial statements are prepared in accordance with generally accepted accounting principles.
  The Partnership uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip wells are capitalized.
  Capitalized costs are expensed at unit cost rates calculated annually based on the estimated volume of recoverable gas and the related costs.
  Oil and gas properties are periodically assessed for impairment of value, and losses recognized at the time of impairment.
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. FEDERAL INCOME TAXES
-----------------------
  The Partnership is not treated as a taxable entity for federal income tax purposes. Any item of income, gain, loss, deduction or credit flows through to the partners as though each partner had incurred such item directly. As a result, each partner must take into account his pro rata share of all items of partnership income and deductions in computing his federal income tax liability. Many provisions of the federal income tax laws are complex and subject to various interpretations.

4. PARTICIPATION IN REVENUES AND COSTS
--------------------------------------
  Atlas and the other partners generally participate in revenues and costs in the following manner:

                                                                OTHER
                                                     ATLAS     PARTNERS
                                                    -------   ----------

Organization and offering costs                       100 %        0 %
Lease costs                                           100 %        0 %
Revenues                                               25 %       75 %
Direct operating costs                                 25 %       75 %
Intangible drilling costs                               0 %      100 %
Tangible costs                                       14.6 %     85.4 %
Tax deductions:
 Intangible drilling and development costs              0 %      100 %
 Depreciation                                        14.6 %     85.4 %
 Depletion allowances                                  25 %       75 %

5. TRANSACTIONS WITH ATLAS AND ITS AFFILIATES
---------------------------------------------
  The Partnership has entered into the following significant transactions with Atlas and its affiliates.

  Drilling contracts to drill and complete Partnership wells at an anticipated cost of $36.36 per foot on completed wells.

 Administrative costs at $75 per well per month

 Well supervision fees initially of $275 per well per month plus the cost of third party materials and services

 Reimbursement of gas transportation and marketing charges

6. PURCHASE COMMITMENT
----------------------
 Subject to certain conditions, investor partners may present their interests beginning in 1999 for purchase by Atlas. Atlas is not obligated to purchase more than 5 % of the units in any calendar year.

7. SUBORDINATION OF MANAGING GENERAL PARTNER'S REVENUE SHARE
------------------------------------------------------------
 Atlas will subordinate a part of its partnership revenues in an amount up to 10% of production revenues of the Partnership net of related operating costs, costs and well supervision fees to the receipt by participants of cash distributions from the Partnership equal to at least 10% of their agreed subscriptions of $7,000,000, determined on a cumulative basis, in each of the first five years of Partnership operations, commencing with the first distribution of revenues to the Participants (July 1996).

 Cash distributions to participants for the subordination year ending in 1997 subject to the subordination agreement amounted to $834,362.

 Cash distributions to participants in 1997 for the subordination year ending in 1998 subject to the subordination agreement amounted to $304,526.

8. INDEMNIFICATION
------------------
 In order to limit the potential liability of the investor general partners, Atlas and formerly
AEG Holdings, Inc. (parent company of Atlas) have agreed to indemnify each investor general partner from any liability incurred winch exceeds such partner's share of Partnership assets.

9. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)
-------------------------------------------------------
 The supplementary information summarized below presents the results of natural gas and oil activities in accordance with SFAS No. 69, "Disclosures About Oil and Gas
Producing Activities."

 No consideration has been given in the following information to the income tax effect of the activities as the Partnership is not treated as a taxable entity for income tax purposes.

(1) Production Costs
    ----------------
 The following table presents the costs related to natural gas and oil production activities:

                                                  1997          1996
                                               ---------    ----------
Capitalized costs at December 31:
     Capitalized costs                        $7,322,715     $7,331,715
     Accumulated depreciation and depletion   (1,519,648)      (869,814)
                                              -----------    -----------
          Net capitalized costs               $5,803,067     $6,461,901
                                              ===========    ==========
Costs incurred during the year:
     Property acquisition costs -
          proved undeveloped properties         $    0         $     0
                                              ===========    ==========
     Development costs                          $    0       $7,331,715
                                              ===========    ==========

 Property acquisition costs include costs to purchase, lease or otherwise acquire a property. Development costs include costs to gain access to and prepare development well locations for drilling, to drill and equip development wells and to provide facilities to extract, treat, gather and store oil and gas.

(2) Results of Operations for Producing Activities
    ----------------------------------------------
 The following table presents the results of operations related to natural gas and oil production for the year
ended December 31, 1997 and 1996.
                                                   1997          1996
                                                 --------     ---------
     Revenues                                  $ 957,304     $1,171,770
     Production costs                           (137,201)      (125,171)
     Depreciation and depletion                 (649,834)      (869,814)
                                              -----------    -----------
Results of operations from producing activities$ 170,269      $ 176,785
                                               ==========    ===========

 Depreciation and depletion of natural gas and oil properties are expensed at unit cost rates calculated annually based on the estimated volume of recoverable gas and the related costs.

(3) Reserve Information
-----------------------
 The information presented below represents estimates of proved natural gas reserves. Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. All reserves are located in Western Pennsylvania.

                                                   1997        1996
                                                   ----        ----
                                                  NATURAL GAS (MCF)
                                                  -----------------

Proved developed reserves:
     Beginning of period                          3,237,761       0
     Production                                    (401,575)  (523,279)
     Revisions of previous estimates               (514,245)      0
     Purchase of minerals in place                     0     3,761,040
                                                  ---------  ---------
          End of period                           2,321,941  3,237,761
                                                  =========  =========
     Proved developed reserves:
     Beginning of period                          3,237,761       0
                                                  =========  =========
   End of period                                  2,321,941  3,237,761
                                                  =========  =========

-------------------------------------------------------------------

(4) Standard Measure of Discounted Future Cash Flows
    ------------------------------------------------
 Management cautions that the standard measure of discounted future cash flows should not be viewed as an indication of the fair market value of natural gas and oil producing properties, nor of the future cash flows expected to be generated therefrom. The information presented does not give recognition to future changes in estimated reserves, selling prices or costs and has been discounted at an arbitrary rate of 10%. Estimated future net cash flows from natural gas and oil reserves based on selling prices and costs at December 31, 1997 and 1996 price levels are as follows:

                                               1997            1996
                                            ----------     -----------
Future cash inflows                         $5,839,681     $6,896,433
Future production costs                     (2,475,692)    (2,778,008)
                                            -----------    -----------
Future net cash flow                         3,363,989      4,118,425
10% annual discount for estimated timing
 of cash flows                              (1,496,982)    (1,689,963)
                                            -----------    -----------
Standardized measure of discounted future
 net cash flows                             $1,867,007     $2,428,462
                                            ==========     ==========


Summary of changes in the standardized measure of discounted future net cash flows:

Sales of gas and oil produced - net         $ (792,109)   $(1,024,559)
Discoveries and extensions                        0         3,453,021
Net changes in prices, production and
 development costs                             433,963          0
Revisions of previous quantity estimates      (413,453)         0
Accretion of discount                          210,144          0
                                            -----------   -------------
Net (decrease) increase                       (561,455)     2,428,462
Beginning of period                          2,428,462          0
                                            -----------   -------------
End of period                               $1,867,007     $2,428,462
                                            ===========   =============